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                                                                   Exhibit 23(m)


                                  RULE 12b-1 PLAN OF
                              THE ONE HUNDRED FUND, INC.

     1.   The Plan.  The One Hundred Fund, Inc., a Maryland
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corporation (the "Fund"), hereby adopts this Rule 12b-1 Plan (the "Plan")
pursuant to the terms of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"). In accordance with the terms of this Plan, the Fund may act as the distributor of its own shares.

     2.   Authorized Payments.  During each fiscal year of the Fund, the Fund is
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hereby authorized to pay out of the assets of the Fund on a monthly basis, an amount computed at a rate of twenty-five one-hundredths of one percent (.25%) of the average daily net assets of the Fund during such fiscal year to Berger Associates, Inc. ("Berger Associates") to finance activities primarily intended to result in the sale of the Fund's shares, which shall include, but not be limited to: payments made to and expenses of persons (including employees of Berger Associates) who are engaged in, or provide support services in connection with, the distribution of Fund shares, such as answering routine telephone inquiries and processing prospective investor requests for information; compensation paid to securities dealers, financial institutions and other organizations which render distribution and administrative services in connection with the distribution of the Fund's shares; costs related to the formulation and implementation of marketing and promotional activities, including direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; costs of printing and distributing prospectuses and reports to prospective shareholders of the Fund; costs involved in preparing, printing and distributing sales literature for the Fund; costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities on behalf of the Fund that Berger Associates deems advisable; and such other costs as may from time to time be agreed upon by the Fund. Such payments shall be made by the Fund to Berger Associates with respect to each fiscal year of the Fund without regard to the actual distribution expenses incurred by Berger Associates in such year; i.e., distribution expenditures incurred by Berger Associates which are less than the total of such payments in such year shall not be reimbursed to the Fund by Berger Associates, and distribution expenditures incurred by Berger Associates which are more than the total of such payments shall not be reimbursed to Berger Associates by the Fund.

     3.   Shareholder Approval.  This Plan shall not take effect until it has
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been approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the Fund.


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     4.   Director Approval.  This Plan shall not take effect until it has been
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approved, together with any related agreements, by votes of a majority of both
(a) the Directors of the Fund and (b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5.   Annual Reapproval.  Unless sooner terminated pursuant to paragraph 6,
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this Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

     6.   Termination of Plan.  This Plan may be terminated at any time by a
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vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the
Fund's outstanding shares.

     7.   Amendments.  This Plan may not be amended to increase materially the
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amount of distribution expenses provided for in paragraph 2 hereof unless such amendment is approved in the manner provided for shareholder approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in paragraph 4 hereof.

     8.   Quarterly Reports.  Any person authorized to direct the disposition of
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monies paid or payable by the Fund pursuant to this Plan or any related agreements shall provide to the Directors of the Fund, and the Directors shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Unless directed otherwise by the Directors with respect to a particular expenditure or type of expenditure, any expenditure made by Berger Associates which jointly promotes the sale of shares of the Fund and the sale of shares of other investment companies for which Berger Associates serves as investment adviser, and which expenditures are not readily identifiable as related to the Fund or one or more of such other investment companies, shall be allocated to the Fund and such other investment companies on a basis such that the Fund will be allocated only its proportional share of such expenditures based upon the relative net assets of the Fund as compared to the net assets of all such other investment companies thus promoted.

     9.   Selection and Nomination of Directors.  While this Plan is in effect,
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the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Fund


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shall be committed to the discretion of the Directors who are not interested persons of the Fund.

     10.  Records.  The Fund shall preserve copies of this Plan and any related
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agreements and all reports made pursuant to paragraph 8 hereof for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, and shall preserve the Plan, agreement or report the first two years in an easily accessible place.

     IN WITNESS WHEREOF, the Fund has executed this 12b-1 Plan as of the day and year set forth below in Denver, Colorado.

Date:  ____________, 1994

                                        THE ONE HUNDRED FUND, INC.
ATTEST:


                                        By
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                                                               , President
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